Exhibit 12

Jackson L. Morris

Attorney at Law

Admitted in Florida and Georgia

July __, 2020

Board of Directors

10sion Energy Incorporated

1812 Front Street

Scotch Plains, NJ 07076

Gentlemen:

I have acted, at your request, as special counsel to 10sion Energy Incorporated, a Florida corporation, (“10sion Energy”) for the purpose of rendering an opinion as to the legality of 1,000,000 shares of 10sion Energy’s common stock, $0.001 par value per share, (“Shares”) to be offered and distributed by 10sion Energy pursuant to the Regulation A exemption from registration pursuant to an offering statement to be filed under the Securities Act of 1933, as amended, by 10sion Energy with the U.S. Securities and Exchange Commission (the “SEC”) on Form 1-A, for the purpose of qualifying the offer and sale of the Shares (“Offering Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Nevada, to the extent I deem relevant to the matter opined upon herein, true copies of the Articles of Incorporation and amendments thereto of 10sion Energy, the Bylaws of 10sion Energy, selected proceedings of the board of directors of 10sion Energy authorizing the issuance of the Shares, a current draft of the Offering Statement, certificates of officers of 10sion Energy and of public officials, the form of stock certificate, and such other documents of 10sion Energy and of public officials as I have deemed necessary and relevant to the matter opined upon herein. 10sion Energy has appointed Signature Stock Transfer, Inc. as its transfer agent. I have assumed, with respect to persons other than directors and officers of 10sion Energy, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that, the Shares are duly authorized and when, as and if issued and delivered by 10sion Energy against payment therefore at a price of $3.00 per Share, as described in the Offering Statement, will be legally issued, fully paid and non assessable.

My forgoing opinion is strictly limited to matters of Nevada corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Nevada, as specified herein. I am not a member of the State Bar of Nevada. I serve as the corporation secretary of 10sion Energy.

I consent to the use of my opinion as an exhibit to the Offering Statement and to the reference thereto under the heading “Index To Exhibits And Description Of Exhibits” in the Offering Circular contained in the Offering Statement.

Very truly yours,

/s/ Jackson L. Morris

Jackson L. Morris

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